Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Neil Berkman Associates (310) 826-5051 info@berkmanassociates.com	Company Contact: Daniel Bernstein President (201) 432-0463

Bel Reports 2009 Fourth Quarter Results

JERSEY CITY, New Jersey, February 11, 2010 — Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary unaudited financial results for the fourth quarter and 2009.
"The trends in our business are moving in the right direction.  Revenue has now increased for three consecutive quarters.  Expenses are down, our operating loss has narrowed, and net income for the fourth quarter of 2009 was up from the prior quarter and prior year.  We are optimistic about the opportunity for further top and bottom-line growth in 2010 as production efficiencies improve and we begin to benefit from the recent acquisition of Cinch Connectors," said Daniel Bernstein, Bel's President and CEO.
"Due to the increase in backlog primarily in our magnetics group, we are seeking to hire an additional 2,800 workers at our China facilities.  As anticipated, progress in hiring additional workers has been modest as we approach the Lunar New Year holiday period, but with the new recruitment and retention programs that Bel has implemented we expect a significant improvement in hiring after the holidays," Bernstein said.

Fourth Quarter Results
Net sales for the three months ended December 31, 2009 decreased to $48,665,000 compared to $58,063,000 for the fourth quarter of 2008, but increased 7.5% sequentially compared to $45,283,000 for the third quarter of 2009.  The operating loss for the fourth quarter of 2009 narrowed to $808,000, compared to an operating loss of $18,264,000 for the fourth quarter of 2008 and an operating loss of $15,930,000 for the third quarter of 2009.   The operating loss in the fourth quarter of 2008 was impacted by a $14,066,000 charge for impairment of goodwill, as well as $739,000 for impairment of fixed assets and restructuring charges of $793,000 for the termination of manufacturing operations at the Company's DC-DC manufacturing facility in Massachusetts.  During the third quarter of 2009, the Company recorded an additional $12,875,000 charge for impairment of goodwill, and recorded a $2 million settlement of a lawsuit.
Net income for the fourth quarter of 2009 included a pre-tax net gain of $5,390,000 ($3,342,000 or $0.29 per share after tax) primarily from the sale of the Company's equity interest in Power-One, Inc. (NASDAQ:PWER).  This gain represents the difference between the sales price of the Power-One shares and the written-down value at December 31, 2008 (based on original cost, the Company actually realized a gain on the sale of Power-One shares in the amount of $2,860,000, or $1,773,000 after tax).  This gain more than offset an operating loss of $808,000, which included costs of $550,000 ($344,000 or $0.03 per share after tax) related to the Cinch acquisition and severance costs of $130,000 ($81,000 or $0.01 per share after tax).
The net loss for the fourth quarter of 2008 included a charge of $6,328,000 primarily associated with a write-down of the market value of Bel's investment in the common stock of Power One.
Net earnings per diluted Class A common share for the fourth quarter of 2009 were $0.23, compared to a net loss per Class A common share of $1.75 for the fourth quarter of 2008.  Net earnings per diluted Class B common share were $0.25 for the fourth quarter of 2009, compared to a net loss per diluted Class B common share of $1.82 for the fourth quarter of 2008.

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Exhibit 99.1

Bel Reports 2009 Fourth Quarter Results
February 11, 2010
Page Two

At December 31, 2009, Bel reported working capital of approximately $167,800,000, including cash, cash equivalents, short-term investments and marketable securities of approximately $124,233,000, a current ratio of 7.0, total long-term obligations of $9,017,000, and stockholders' equity of $208,932,000.  In comparison, at December 31, 2008, Bel reported working capital of approximately $164,000,000, including cash, cash equivalents, short-term investments and marketable securities of approximately $92,700,000, a current ratio of 6.5, total long-term obligations of $14,377,000, and stockholders' equity of $217,773,000.  Bel repurchased a total of 6,070 of its Class A common shares during 2009 for $92,000.

Twelve Month Results
For the twelve months ended December 31, 2009, net sales were $182,753,000 compared to $258,350,000 for 2008.  The net loss for 2009 was $8,310,000, compared to a net loss of $14,929,000 for 2008.
The net loss per Class A common share for 2009 was $0.71, compared to a net loss per Class A common share of $1.25 for 2008.  The net loss per Class B common share for 2009 was $0.72, compared to a net loss per Class B common share of $1.28 for 2008.

Acquisition of Cinch Connectors
On January 29, 2010, Bel completed the acquisition of Cinch Connectors from Safran S.A. (ENXTPA:SAF), a leading French industrial group, for approximately $37.5 million in cash plus approximately $1.5 million for the assumption of certain expenses.  The final purchase price remains subject to certain adjustments related to working capital.
Founded in 1920 and headquartered in Lombard, Illinois with manufacturing facilities in Vinita, Oklahoma, Reynosa, Mexico and Worksop, England, Cinch had revenue for 2009 of approximately $56 million.  The transaction, which was funded with cash on hand, is expected to be accretive to Bel's earnings in 2010.
"The addition of Cinch's well-established lines of connector and cable products and extensive customer base provides Bel with immediate access to large and growing aerospace and military markets and strengthens Bel's position as a one-stop supplier of high-performance computing, telecom and data products," Bernstein said.

Conference Call
Bel has scheduled a conference call at 4:00 p.m. EST today.  To participate in the call, dial (913) 312-0668, passcode #2264470.  A simultaneous webcast of the conference call may be accessed from the Events and Presentations link on the Investor Info tab at www.belfuse.com.  A replay will be available after 6:00 p.m. EST, for a period of 20 days, at this same Internet address.  For a telephone replay, dial (719) 457-0820, passcode #2264470 after 6:00 p.m. EST.

About Bel
Bel (www.belfuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, commercial aerospace, military, transportation and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack7s), modules (DC-DC converters, integrated analog front end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, passive jacks, plugs and high-speed cable assemblies).  Bel operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this news release, the matters discussed in this press release (including statements regarding potential bottom and top line growth, potential benefits arising from the Cinch Connectors acquisition and the potential accretive effect of the Cinch Connectors acquisition) are forward looking statements that involve risks and uncertainties.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with integrating the Cinch Connectors business into the Company's existing business; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

(tables attached)	#47xx

Exhibit 99.1

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Net Sales	$48,665	$58,063	$182,753	$258,350
Costs and expenses:
Cost of sales	41,535	51,787	161,454	217,079
Selling, general and administrative	7,988	8,942	30,055	36,093
Impairment of assets	—	14,805	12,875	14,805
Restructuring charge	—	793	413	1,122
Gain on sale of property, plant and equipment	(50)	—	(4,693)	—
	49,473	76,327	200,104	269,099
Loss from operations	(808)	(18,264)	(17,351)	(10,749)
Gain (loss/impairment charge) on investment	5,390	(6,328)	7,129	(10,358)
Interest income and other, net	125	409	527	2,454
Earnings (loss) before provision for (benefit from) income taxes	4,707	(24,183)	(9,695)	(18,653)
Income tax provision (benefit)	1,809	(3,330)	(1,385)	(3,724)
Net earnings (loss)	$2,898	$(20,853)	$(8,310)	$(14,929)
Earnings (loss) per Class A common share-basic(1)	$0.23	$(1.75)	$(0.71)	$(1.25)
Earnings (loss) per Class A common share-diluted(1)	$0.23	$(1.75)	$(0.71)	$(1.25)
Weighted average Class A common shares outstanding
Basic(1)	2,175	2,184	2,175	2,391
Diluted(1)	2,175	2,184	2,175	2,391
Earnings (loss) per Class B common share-basic(1)	$0.25	$(1.82)	$(0.72)	$(1.28)
Earnings (loss) per Class B common share-diluted(1)	$0.25	$(1.82)	$(0.72)	$(1.28)
Weighted average Class B common shares outstanding
Basic(1)	9,423	9,370	9,363	9,351
Diluted(1)	9,423	9,370	9,363	9,351

(1)
The Company adopted the update to Accounting Standards Codification 260 effective January 1, 2009, which required that all 2008 outstanding shares and EPS figures be recast to include certain participating securities. The impact of the adoption was not more than  0.03 per share in any period presented above.

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(000s omitted)

	Dec. 31,	Dec. 31,		Dec. 31,	Dec. 31,
ASSETS	2009	2008	LIABILITIES & EQUITY	2009	2008
	(unaudited)	(audited)		(unaudited)	(audited)
Current assets	$195,830	$193,619	Current liabilities	$27,997	$29,634
Property, plant & equipment, net	35,943	39,936	Noncurrent liabilities	9,017	14,377
Goodwill	1,957	14,334
Intangibles & other assets	12,216	13,895	Stockholders' equity	208,932	217,773
Total Assets	$245,946	$261,784	Total Liabilities & Equity	$245,946	$261,784